LEASE AGREEMENT

     THIS LEASE AGREEMENT, made this 15 day of February, 2002, by and between DIALYSIS CORPORATION OF AMERICA, a Florida corporation, located at 1344 Ashton Road, Suite 201, Hanover, MD 21076 (hereinafter referred to as "Lessor") and GERALD S. LIGHT, M.D., an individual physician licensed to practice medicine in the State of Georgia, having an office at 3564-B North Crossing Circle, Valdosta, GA 31603 (hereinafter referred to as "Lessee").

                                    1. PREMISES
                                       --------

     Lessor, in consideration of the rents and covenants hereinafter mentioned, does demise and lease unto Lessee, all that certain space consisting of 2,160 square feet of rentable space, Suite 3564-B (the "Space"), in the building located at 3564 North Crossing Circle, Valdosta, GA 31603 (the "Building"), with specifications for the Space attached as Exhibit A, to be used for a medical office for the patients of Lessee ("Use").
Lessee shall accept the Space in its condition as of the Commencement Date defined below, subject to all applicable laws, ordinances, regulations, covenants and restrictions.

                                      2. TERM
                                         ----

     This Lease is for the term of ten (10) years, commencing on the Commencement Date defined below (the "Term"). Lessee shall have the option to terminate this lease prior to the end of the term provided Lessee (i) is retiring from the practice of medicine in the Valdosta area upon the termination of this lease, and (ii) has provided Lessor with a minimum of six
(6) months notice of intent to terminate.

                               3. COMMENCEMENT DATE
                                  -----------------

     The Term shall commence on March 1, 2002 (the "Commencement Date").

                                      4. RENT
                                         ----

     Lessee agrees to pay rent to Lessor for the Use of the Space, commencing one year from the Commencement Date and continuing throughout the Term, at $15.00 per square foot or Thirty Two Thousand Four Hundred and 00/100 ($32,400.00) Dollars per year ("Rent") to be paid in monthly installments of Two Thousand Seven Hundred and 00/100 ($2700.00) Dollars, payable monthly in advance on the due date, which is the first day of each calendar month during the Term. Rent is considered to have been received if payment has been postmarked by the United States Postal Service on or prior to the above referenced due date.

     In the event the Commencement Date falls on a date later than the first day of the month, the Lessee shall pay a pro-rated Rent for said partial month.

                                5. RENEWAL OPTION
                                   --------------

     This Lease shall be renewable for two consecutive periods of five (5) years each ("Renewal Term") under the terms and conditions of this Lease, which Renewal Terms shall be automatic provided that:

     (i)   Lessee is not in default hereunder; and

     (ii) Lessee has not given notice of his intent not to enter into any Renewal Term; provided that any such notice not to renew shall be given at least one hundred twenty (120) days prior to the expiration of the current Term; and

     (iii) The Rent for any Renewal Term will commence on the first day of the month immediately following the expiration of the Term, or the first Renewal Term, as the case may be, and will be at an additional rental to be negotiated but in no event to exceed 10% in the aggregate of the yearly rent for the immediately preceding year of the Term, or the first Renewal Term, as the case may be.

                 6. OPERATING RESPONSIBILITIES OF THE LESSOR
                    ----------------------------------------

     Lessor shall be responsible for the following during the Term:

     (i) To keep and maintain in good, clean, safe and sanitary order, condition and repair the roof, exterior walls, structure, foundation, and outside walks of the Building;

     (ii) To keep and maintain in good and sanitary order, condition and repair the plumbing, electrical and gas components leading into the Space;

     (iii) To keep and maintain in good and sanitary order, condition and repair, the parking areas for the Building;

     (iv) To permit Lessee's installation of interior and exterior signs identifying the Lessee and its business, such signs to be reasonable in number, size and design;

     The parties, to the best of their abilities, will endeavor to maintain their separate identities.

     (v) To provide and maintain sufficient water, electric and gas lines and telephone conduits to meet the needs of Lessee's Use; to pay for all the utilities except for electric (which is separately metered), and telephone;

     (vi) To pay all real estate, sales, use, licenses, income and other taxes with respect to the Building and this Lease;

     (vii) To provide and maintain sufficient landscaping around the Building;

     (viii) To maintain at and about the Building exterior lighting; and

     (ix) To keep and maintain in good and sanitary order, condition and repair, heating, ventilation and air conditioning for the Space.

                     7. OPERATING RESPONSIBILITIES OF LESSEE
                        ------------------------------------

     Lessee shall be responsible for the following during the Term and any Renewal Term:

     (i) To make and pay for all necessary alterations and improvements to the Space, which shall be made at Lessee's expense; Lessee may remove furniture, fixtures, laboratory and other equipment and movable improvements installed within the Space at any time, including machinery and equipment affixed to the Space; Lessee shall promptly repair any damage to the Space as a result of such removal, other than normal wear and tear;

     (ii) Lessee shall not permit any mechanic's liens, or similar liens, to remain upon the Space for labor and material furnished to Lessee or claimed to have been furnished to Lessee in connection with work of any character performed or claimed to have been performed at the direction of Lessee and shall cause any such lien to be released and an instrument evidencing discharge of same to be recorded forthwith without any cost to Lessor.
Lessee shall indemnify and save Lessor harmless from all injury, loss, claims, liens or damage to any person or property occasioned by or arising from such work. If Lessor incurs any costs and expenses, including reasonable attorney's fees, from any such liens or work, then Lessee shall pay the Lessor that sum so incurred as additional rent;

     (iii) To pay for the electric for the Space as separately metered for and used by the Lessee at the Space; and to pay for the telephones, faxes and other electrical and computer lines and equipment of the Lessee;

     (iv) To provide and pay for the proper containment and disposal of all of Lessee's medical refuse;

     (v) To maintain the Space in good condition, and to keep and maintain in good and sanitary order, condition and repair the plumbing, electrical and gas components within the Space; and

     (vi) To return the Space in good condition and repair, subject to normal wear and tear, at the end of the Term and each Renewal Term, as the case may be; provided, the Lessor shall have the option (1) to keep any of the improvements and additions made by the Lessee, without any obligation to compensate Lessee; or (2) require Lessee, at Lessee's expense, to remove any such Lessee improvements and additions, and repair any resulting damage to the Space.

                       8. ASSIGNING OR SUBLETTING BY LESSEE
                          ---------------------------------

     Lessee shall have the privilege of assigning or subletting the Space, provided such assignee or sublessee has an equivalent financial condition as Lessee and does not have an adverse reputation, only upon first obtaining written consent of Lessor, such consent to be reasonable. Consent to one assignment or subletting by Lessor shall not be deemed consent to any subsequent assignment or subletting.

                           9. RESPONSIBILITY OF LESSEE
                              ------------------------

     All damages or injuries done to the Space by Lessee and/or Lessee's servants, agents, employees, subtenants, assignees, invitees, patients, representatives, contractors, and individuals for whom Lessee is responsible (collectively "Lessee's Agents")shall be repaired by Lessee at his expense, exclusive of ordinary wear and tear, or except as the result, directly or indirectly, of Lessor's failure to maintain the Space in accordance with the provisions of this Lease, or except for the gross negligence of Lessor or its servants, agents, invitees, employees, representatives or contractors (collectively "Lessor's Agents"). Lessee covenants and agrees to make such repairs upon thirty (30) days' written notice given to Lessee by

Lessor, and if Lessee shall neglect to timely make such repairs, Lessor shall have the right to make the repairs at the expense and cost of Lessee, and the amount thereof may be collected as additional rent accruing for the month following the date of said repair.

                              10. FIRE OR CASUALTY
                                  ----------------

     In the event that the Space shall be damaged by fire or other casualty or happening, Lessor shall maintain the right to terminate this Lease should it determine that said damages exceed the benefit, in its determination, of repairing the Space for the Lessee's continued occupancy. In this case, Lessor shall give Lessee sixty (60) days notice of its intentions in writing.

                      11. LESSOR'S ACCESS AND INSPECTION
                          ------------------------------

     The Lessor and Lessor's Agents may at reasonable times, with reasonable notice, or in emergency situations, enter all parts of the Space, to inspect the same, to enforce or carry out any provision of the Lease, to make repairs and alterations as Lessor is required or should elect to do; and within 120 days of expiration of the Term and any Renewal Term, to place a "For Rent" sign within the Space, and to show the Space to others. Lessor may grant easements, designate common areas, and create restrictions on or about the Space, provided that no such easement, designation or restriction materially interferes with Lessee's Use. At Lessor's request, Lessee shall execute such instruments as may be necessary for such easements, designations or restrictions.

                              12. INDEMNIFICATION
                                  ---------------

     Except for the gross negligence of Lessor or Lessor's Agents, and to the extent permitted by law, Lessee agrees to indemnify, defend and hold harmless Lessor, and Lessor's Agents, from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) resulting from claims by third parties for injuries to any person and damage to or theft or misappropriation or loss of property occurring in or about the Space and arising from the Use and occupancy of the Space or from any activity, work, or thing done, permitted or suffered by Lessee or due to any other act or omission of Lessee, or Lessee's Agents, in or about the Space. The furnishing of insurance required hereunder shall not be deemed to limit Lessee's obligations under this Article 12.

                            13. EVENTS OF DEFAULT
                                -----------------

     Each of the following events shall be an event of default ("Event of Default") by Lessee under this Lease:

     (i) Lessee shall fail to pay any installment of Rent or any other payment required herein when due;

     (ii) Lessee shall (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on his behalf as a debtor or to adjudicate him a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of him or his debts or seeking appointment of a receiver, trustee, custodian or other similar official for him or for all or of any substantial part of his property (collectively a "proceeding for relief"); (C) become the subject of any proceeding for relief which is not dismissed within 60 days of its filing or entry; or (D) Lessee's death;

     (iii) Any insurance required to be maintained by Lessee pursuant to this Lease shall be canceled or terminated or shall expire or shall be materially reduced or changed, except, in each case, as permitted in this Lease;

     (iv) Lessee shall not occupy or shall vacate the Space or shall fail to continuously operate its business at the Space for the Use during the Term or any applicable Renewal Term, whether or not Lessee is in monetary or other default under this Lease; or

     (v) Lessee shall fail to materially comply with any provision of this Lease in addition to those specifically referred to in this Article 13, and except as otherwise expressly provided herein, such default shall continue for more than 30 days after Lessor shall have given Lessee written notice of such default.

                           14. REMEDIES OF LESSOR
                               ------------------

     Upon each occurrence of an Event of Default, Lessor may at any time thereafter terminate this Lease, and pursue any other remedies at law or in equity. Upon the termination of this Lease, it shall be lawful for Lessor to re-enter the Space by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Lessee and all persons and property therefrom. If Lessor re-enters the Space, Lessor shall have the right to keep in place and use, or remove and store, all of the furniture, fixtures and equipment at the Space.

     Upon termination of this Lease, Lessor may recover from Lessee the sum of all Rent and all other amounts accrued hereunder to the date of such termination; the cost of reletting the whole or any part of the Space.

                           15. REMEDIES OF LESSEE
                               ------------------

     In the event of a default under the terms, covenants or conditions of this Lease on the part of the Lessor, Lessee shall notify Lessor in writing of said default and Lessor shall have thirty (30) days to cure or commence to cure said default; provided that if the nature of the default is such that it cannot be reasonably cured within said thirty (30) days, Lessor shall not be deemed to be in default if it shall commence performance within said thirty
(30) day period and diligently proceeds to so cure the default thereafter.
If Lessor shall not cure or commence to cure the said default within the thirty (30) day period, Lessee has the option to either terminate this Lease and vacate the Space immediately without any further liability under the Lease and take whatever other lawful remedies that may be available to him upon such default, or upon fifteen (15) days written notice to Lessor, cure the default, and at Lessee's option deduct reasonable costs and expenses for such cure from Rent or any other amounts accrued hereunder due, or otherwise be immediately reimbursed by Lessor.

     Should there be a need to make any emergency repairs which were otherwise the responsibility of the Lessor as provided in this Lease, but due to the emergent circumstances and after attempting to immediately contact the Lessor, Lessee makes such repairs, the cost thereof shall be a deduction from the Rent accruing for the month following the date of such repair.

                                16. INSURANCE
                                    ---------

     (i) Lessee, at its cost, shall maintain a policy of Combined Single Limit Bodily Injury and Property Damage Insurance during the Term and any Renewal Term, such insurance to provide protection in the amount of One Million ($1,000,000) Dollars combined single limit, insuring Lessor and Lessee against any liability arising out of and in connection with Lessee's Use or occupancy of the Space.

     (ii) Lessor shall obtain and maintain insurance on the Building and the Space, primarily a policy of Combined Single Limit Bodily Injury and Property Damage Insurance insuring against any liability arising out of the ownership or maintenance of the Space and all areas appurtenant thereto in an amount not less than combined single limit of One Million ($1,000,000) Dollars. Lessor should also obtain and maintain a policy or policies of insurance covering loss or damage to the Space, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, flood (in the event such is required by a lender having a lien on the Space), and special extended perils ("all risk" as such term is used in the insurance industry).

     (iii) Lessee and Lessor each hereby release and relieve the other (which includes the other party's employees, agents, officers, directors and shareholders) from any liability, whether for negligence or otherwise, in connection with loss covered by any insurance policies which the releasor carries with respect to the Space or any interest or property therein or thereon, but only to the extent that such loss is collected under said insurance policies. Such release is also conditioned upon the inclusion in the policy of a provision whereby any such release does not adversely affect such policy or prejudice any right of the releasor to recover thereunder. Each party's insurance policies shall include such a provision so long as it is obtainable without extra cost.

                            17. HAZARDOUS SUBSTANCES
                                --------------------

     Lessee hereby agrees to indemnify and hold Lessor harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys' fees, costs of any settlement or judgment and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Lessor by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or release from the Space of any Hazardous Substance (including, without limitation, any losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys' fees, costs of any settlement or judgment or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act, any so-called federal, state or local "Superfund," "Superlien," law, statute, ordinance, code, rule, regulation, order or decree regulating with respect to or imposing liability, including strict liability, substances or standards or conduct concerning any Hazardous Substance), if Lessee created the Hazardous Substances situation.

     For purposes of this instrument, "Hazardous Substances" shall mean and include those elements or compounds which are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency (EPA) and the list of toxic pollutants designated by Congress or the EPA or defined by any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material as now or at any time hereunder in effect.

     If Lessee receives any notice of: (i) the happening of any material event involving the spill, release, leak, seepage, discharge or cleanup of any Hazardous Substance on the land on which the Building is located, or in connection with Lessee's operations thereon, or (ii) any complaint, order, citation or any other environmental, health or safety matter affecting Lessee (the "Environmental Complaint") from any person or entity (including without limitation the EPA), then Lessee shall immediately notify Lessor orally and in writing of said notice.

     Lessor shall have the right, but not the obligation, and without limitation of Lessor's rights under this Lease to enter the Space or to take such other actions as it deems necessary or advisable to clean up, remove, resolve or minimize the impact of, or otherwise deal with any such Hazardous Substance or Environmental Complaint following receipt of any notice from any person or entity (including without limitation the EPA) asserting the existence of any Hazardous Substance or an Environmental Complaint pertaining to the Space or any part thereof, which, if true, could result in an order, suit or other action against Lessee or Lessor. All reasonable costs and expenses incurred by Lessor in the exercise of any such rights in cleaning up a situation of Hazardous Substances created by the Lessee shall be payable by Lessee upon demand, and if not so paid, shall bear interest at the highest rate allowable by law.

     Any breach of any warranty, representation or agreement contained in this Article 17 shall be an Event of Default, and shall entitle Lessor to exercise any and all remedies provided in this Lease or otherwise permitted by law.

     This Article 17 and all provisions herein, including but not limited to the indemnity by Lessee, shall survive the full performance and expiration of this Lease, and shall inure to the benefit of any transferee of title to the Space and the Building.

                            18. QUIET ENJOYMENT
                                ---------------

     Lessor covenants and agrees that Lessee, upon paying the Rent and performing the covenants of this Lease on his part to be performed, shall and may peaceably and quietly have, hold and enjoy the Space, including the non-exclusive use of the parking areas, sidewalk entrances and exits for the Term and any Renewal Term.

                             19. AUTHORIZATION
                                 -------------

     Lessor and Lessee each has all the requisite right, power, legal capacity and authority, corporate and otherwise, to enter into this Lease and to assume and perform their respective obligations hereunder. The execution and delivery of this Lease and the performance by Lessor and Lessee of their obligations hereunder have been duly authorized by their respective boards of directors and/or members, as the case may be, and this Lease is a binding and enforceable Lease of Lessor and Lessee according to its terms. The execution, delivery and performance of this Lease by Lessor and Lessee will not result in any violation of and will not conflict with, or result in any breach of any of the terms of or constitute a default under, or constitute an event which with notice or the passage of time or both would constitute a default under, any provision of any law to which Lessor or Lessee is subject, the operating agreement, or the articles of incorporation, and by-laws of the Lessor and/or Lessee, as the case may be, or any mortgage, indenture, agreement, instrument, judgment, decree, or rule or resolution or other restriction to which Lessor or Lessee is bound. The representations as contained herein are only made by Lessor and Lessee as to their own corporate or individual acts, articles of incorporation, by-laws and/or operating agreements, as the case may be, and their respective related agreements and regulations and neither makes any representations as to the others acts, articles of incorporation, by-laws, operating agreements, as the case may be, and related agreements and regulations.

     No action, approval, consent or authorization, including but not limited to any action, approval or consent of any shareholder, note holder, partner, member, or order of any court or governmental agency, commission, board, bureau or instrumentality, otherwise than as specifically provided in this Lease, is necessary in order to constitute this Lease as a valid, binding and enforceable obligation of the parties hereto in accordance with its terms.

                                20. AGREEMENT
                                    ---------

     It is expressly understood by the parties that the whole agreement between them relating to the subject matter of this Lease is embodied in this Lease and the attachments hereto (executed in duplicate) and may only be modified by a written agreement (s) executed by Lessor and Lessee.

                        21. HEIRS, SUCCESSORS, ETC.
                            -----------------------

     This Lease shall be binding upon the parties hereto and their respective heirs, successors and/or assigns.

                                 22. NOTICES
                                     -------

     All rent payments, notices, requests, demands and other communications under this Lease shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or the next day or second day if effected by such overnight mail, and properly addressed as follows:

To Lessor:     Dialysis Corporation of America
               1344 Ashton Road, Suite 201
               Hanover, MD 21076
               Attn: Stephen W. Everett, President

Copy To:       Lawrence E. Jaffe, Esq.
               777 Terrace Avenue
               Hasbrouck Heights, NJ 07604

To Lessee:     Dr. Gerald S. Light
               3564-B North Crossing Circle
               Valdosta, GA 31603

Copy To:




     Any party may change its address for purposes of this Article 22 by giving the other parties written notice of the new address in the manner set forth above.

                              23. APPLICABLE LAW
                                  --------------

     This Lease shall be construed under the laws of the State of Georgia. If any provision of this Lease, or portion thereof, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

                           24. WAIVER OF JURY TRIAL
                               --------------------

     If either party institutes legal action pertaining to this Lease, the venue of the suit shall be Lowndes County, Georgia. The parties also expressly waive any right which they otherwise may have to have any disputes between them resolved by means of trial by jury.

                                25. COUNTERPARTS
                                    ------------

     This Lease may be executed in several counterparts and each such counterpart shall be deemed an original, and all counterparts shall constitute a single original Lease.


     IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Lease on the date first above written.

                                  Lessor: DIALYSIS CORPORATION OF AMERICA

                                     /S/ Stephen W. Everett

                                  By:------------------------------------
                                     STEPHEN W. EVERETT, President

                                  Lessee:  DR. GERALD S. LIGHT

                                     /s/ Gerald S. Light

                                  By:------------------------------------
                                     DR. GERALD S. LIGHT


17